Exhibit 10.14(a)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Final Version May 15, 2008

AMENDED AND RESTATED JOINT DEVELOPMENT AND SUPPLY AGREEMENT

This Amended and Restated Joint Development and Supply Agreement (this “Agreement”) is entered into as of April __, 2008 (the Effective Date) by and between ViewRay Incorporated, a Delaware corporation (“ViewRay”), and 3D Line GmbH, a German corporation (“3D Line”).

Background

3D Line is in the business of developing, manufacturing and selling multi-leaf collimators (MLC’s). ViewRay is in the business of developing and ultimately commercializing radiotherapy devices.

ViewRay wishes to retain 3D Line to develop a 60-Leaf MLC for integration into the radiotherapy system ViewRay is developing which system is being designed to embody real time MRI imaging to facilitate the tracking of tumors as well as the position of vital organs during radiation therapy procedures and radiation therapy planning procedures (the “ViewRay System”). If 3D Line develops a MLC that meets the specifications established by ViewRay, then ViewRay also wishes to purchase from 3D Line quantities of such MLC’s on an exclusive basis.

ViewRay Incorporated, a Florida corporation that was merged into ViewRay in connection with a venture capital financing that closed on January 8, 2008, and 3D Line entered into the certain Joint Development and Manufacturing Agreement as of November 13, 2007 (the “2007 Agreement”). At the time of the venture capital financing the investors in ViewRay were not made aware of the existence such Joint Development and Manufacturing Agreement. Accordingly, ViewRay wishes to amend and restate the November 13, 2007 agreement to address certain matters not covered by the 2007 Agreement and to provide each party with additional clarity regarding their rights and responsibilities under this Agreement. 3D Line is also willing to amend and restate the 2007 Agreement to clarify such matters.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:.

1. DEFINITIONS.

1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“60-Leaf MLC(s)” means the multi-leaf collimator mechanics with 60-lead configuration, [***], designed and built in accordance with the Specifications.

“3D Line Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or fixed in a tangible medium of expression by employees or agents of 3D Line.

“Affiliate” means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition only, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Applicable Laws” means all applicable laws, statutes, regulations and ordinances.

“Business Day” means any day other than a Saturday or Sunday that is not a national holiday in the United States or Germany.

“Commercially Reasonable Efforts” means (i) with respect to any objective by any party, commercially reasonable, diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances; and (ii) with respect to any objective relating to the development or commercialization of any product by any party, efforts and resources normally used by such party with respect to a product owned by such party at a similar stage in the development or life of such product which is of similar market potential.

“Confidential Information” means any proprietary or confidential information of either party (including but not limited to all ViewRay Intellectual Property and all 3D Line Intellectual Property) disclosed to the other party pursuant to this Agreement, except any portion thereof which: (i) is known to the receiving party, as evidenced by the receiving party’s prior written records, before receipt thereof under this Agreement; (ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the public domain through no fault of the receiving party; or (iv) is independently developed by the receiving party, as evidenced by the receiving party’s written records, without access to such information.

“Control or Controlled” means, with respect to any Intellectual Property Right, the possession (whether by ownership, license, or other agreement or arrangement existing now or after the Effective Date, other than pursuant to this Agreement) by a party or an Affiliate thereof of the right to grant to the other party a license as provided herein under such Intellectual Property Right without violating the terms of any agreement or other arrangement of such party or its Affiliate with any third party.

“FCA” means “Free Carrier (named place)”, as that expression is defined in Incoterms 2000, ICC Publishing S.A.

“Field” means use of 60-Leaf MLCs in conjunction with gamma-ray radiation, or magnetic resonance imaging (“MRI”) and radiotherapy applications.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Intellectual Property Right(s)” means all rights in (1) utility or design patents, patent applications, use cases, and utility models; (2) patents issuing on the patent applications described in clause (1); (3) continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions of the patents or applications described in clauses (1)-(2); (4) inventions, invention disclosures and improvements, whether or not patentable; (5) works of authorship, whether or not protectable by copyright, all copyrights to such works, including all copyright registrations and applications and all renewals and extensions thereof; (6) rights in industrial designs, and (7) trade secrets, Confidential Information, know-how, processes, algorithms, proprietary databases, and other proprietary information, and all tangible and intangible embodiments thereof.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization, other than 3D Line or ViewRay.

“Program” means the development program described in Section 2.

“Specifications” means the specifications for the 60-Leaf MLC set forth in Attachment 1, as they may be amended or supplemented by the parties pursuant to Section 2.4.

“ViewRay Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or fixed in a tangible medium of expression solely by employees or agents of ViewRay.

1.2 Other Defined Terms. The following terms shall have the meanings set forth in the section appearing opposite such term:

“2007 Agreement”	Recitals
“3D Line”	Recitals
“3D Line Indemnified Party(ies)”	Section 7.3
“Acceptance”	Section 2.1
“Act”	Section 3.1
“Action”	Section 9.2
“AER”	Section 3.4
“Affected Party”	Section 9.14
“Agreement”	Recitals
“Applicable GMP”	Section 3.1
“Bankruptcy Code”	Section 4.1
“Change Control Document”	Section 2.4
“Change Request”	Section 2.4
“Deliverable(s)”	Section 2.1
“Disadvantaged Party”	Section 9.14
“Effective Date”	Recitals
“FDA”	Section 3.1
“Force Majeure”	Section 9.14
“Indemnifying Party”	Section 7.4

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Losses”	Section 7.2
“MDR”	Section 3.4
“Program”	Section 2.1
“Regulatory Approvals”	Section 3.1
“Regulatory Authority”	Section 3.1
“Response Period”	Section 2.4
“Rules”	Section 9.2
“SOPS”	Section 3.4
“Supply Agreement”	Section 2.5
“Term”	Section 8.1
“ViewRay”	Recitals
“ViewRay Indemnified Party(ies)”	Section 7.2
“ViewRay System”	Recitals.

2. DEVELOPMENT PROGRAM

2.1 Development of 60-Leaf MLCs. (a) 3D Line will perform a development program (the “Program”) directed toward the development of 60-Leaf MLCs that meet the Specifications (including the documents referenced therein). The Program will be performed in two iterations with 3D Line delivering to Viewray: (i) within six (6) months after the Effective Date, complete design plans for the 60-Leaf MLCs that are suitable for manufacturing 60-Leaf MLCs that conform to the Specifications; (ii) within nine (9) months after the Effective Date, a 60-Leaf MLC mechanical model that conforms to the Specifications; (iii) within two (2) months after ViewRay makes the payment under Section 2.2(b) “final” design plans for the 60-Leaf MLCs that conform to the Specifications that include detailed engineering and fabrication information sufficient to enable commercial scale manufacture; and (iv) within three (3) months after Viewray makes the payment under Section 2.2(c) three (3) 60-Leaf MLCs that conform to the Specifications (each, a “Deliverable”).

(b) After delivery of each Deliverable, ViewRay shall inspect the Deliverable and test such Deliverable against the Specifications. If ViewRay accepts the Deliverable, ViewRay shall acknowledge its acceptance (“Acceptance”) of the Deliverable in writing. If ViewRay rejects the Deliverable, ViewRay shall provide 3D Line with notice of rejection, including a reasonably specific description of the failure alleged. 3D Line will use Commercially Reasonable Efforts to cure any such deficiencies within ten (10) Business Days and redeliver such Deliverable to ViewRay. ViewRay shall have ten (10) Business Days following its receipt of the redelivered Deliverable in which to accept or reject the Deliverable. The parties shall repeat the above process until the earlier of the date the Deliverable complies with the applicable Specifications or until ViewRay has rejected the Deliverable three (3) times. If ViewRay rejects the Deliverable for failure to comply with the Specifications three (3) times, then the parties shall confer and agree upon a “final” plan to resolve the nonconformity with the Specifications. If the parties are unable to resolve such nonconformity in accordance with such plan within the time period established as part of the plan then ViewRay may terminate this Agreement and ViewRay may return the Deliverable to 3D Line and 3D Line shall, within thirty (30) days following receipt of the rejected Deliverable, return to ViewRay all sums (if any) paid by ViewRay to 3D Line for the Deliverable that is the subject of such rejection (but shall not be required to return the funding provided pursuant to Section 2.2(a)(i)).

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(c) It is understood and agreed that the Deliverables need not be error-free to have achieved the requirements for ViewRay to make payment of the milestones specified in Attachment 2, but if any Deliverable delivery or redelivery contains errors that individually or in the aggregate adversely affect ViewRay’s ability to use such Deliverable in accordance with the Specifications, ViewRay may rightfully reject such Deliverable delivery or redelivery. Notwithstanding the foregoing, Acceptance will not relieve 3D Line of its obligation to use Commercially Reasonable Efforts to fix all identified errors in a timely fashion. ViewRay’s obligations to pay for the Deliverables are subject to Acceptance, ViewRay shall have no obligation to pay for Deliverables except to the extent they are the subject of ViewRay’s Acceptance.

2.2 Development Funding. (a) Viewray will pay 3D Line the then U.S. Dollar equivalent of €[***] within three (3) days of the Effective Date for the engineering services required to develop/ deliver the Deliverable described in Section 2.1(a)(i).

(b) ViewRay will pay 3D Line the then U.S. Dollar equivalent of €[***] or the [***] whichever is greater within 14 days of the date of ViewRay’s Acceptance of the Section 2.1(a)(ii) Deliverable. The cost of such Section 2.1(a)(ii) Deliverable will be adjusted accordingly if the [***].

(c) Not later than the date ViewRay Accepts the Section 2.1(a)(ii) Deliverable, the parties shall negotiate in good faith to mutually agree upon the price for the 60-Leaf MLCs to be supplied to ViewRay pursuant to Section 2.1(a)(iv) and not later than the date ViewRay Accepts the Section 2.1(a)(iii) Deliverable, the parties shall mutually agree upon the price for the 60-Leaf MLCs to be supplied to ViewRay pursuant to Section 2.5, which pricing shall provide that the cost of such Section 2.1(a)(iv) Deliverables will be adjusted accordingly if the [***]. If the parties are unable to agree upon such pricing then they shall fix such pricing at 3D Line’s Cost of Goods Sold [***]. “3D Line’s Cost of Goods Sold” shall mean the [***] (it being understood that the cost of [***]), [***] (including [***] 60-Leaf MLCs) plus [***] allocated to the 60-Leaf MLCs in accordance with [***]. The fully-allocated cost of manufacturing shall not include [***] (that 3D Line or any third party may have) or [***] including, by way of example only, [***].

2.3 Progress Reports. (a) ViewRay and 3D Line shall periodically meet, in person or by telephone or videoconference at such times and places as are mutually agreed upon, for 3D Line to provide ViewRay with an update on the status of the progress of the Program. ViewRay and 3D Line shall each be responsible for its own expenses incurred in connection with attending such meetings. The parties’ representatives for purposes of meetings under this Section 2.2 will be 3D Line’s Chief Executive Officer, or closest equivalent existing at the time, and ViewRay’s Chief Executive Officer, or closest equivalent existing at the time.

(b) 3D Line shall provide ViewRay in advance of each meeting pursuant to Section 2.2(a) an agenda for such meeting and reasonably-detailed written reports describing the results of the Program, including difficulties encountered in achieving the technical objectives of the Program during the period since their last meeting.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4 Changes. (a) ViewRay may request amendments to Attachment 1 to effect changes in the Specifications. If ViewRay wishes to make a change it shall notify 3D Line of the requested change specifying the change with sufficient details to enable 3D Line to evaluate it (a “Change Request”). Within five (5) Business Days following the date of 3D Line’s receipt of a ViewRay Change Request, 3D Line shall deliver a document that: (i) assesses the impact of the change on the schedule, and (ii) incorporates a description of the requested change and the cost therefor if the Change Request would require a material increase in the manpower, capital equipment or other resources of 3D Line that is not contemplated by the then most recent Specifications (a “Change Control Document”).

(b) Within the time frame specified in the Change Control Document (“Response Period”), ViewRay will notify 3D Line whether or not it accepts the Change Control Document. If ViewRay accepts the Change Control Document, then the provisions of this Agreement shall be deemed amended to incorporate such change in accordance with the Change Control Document. If ViewRay notifies 3D Line not to proceed within the Response Period, then the Change Request shall be deemed withdrawn and 3D Line shall take no further action in respect of it. If 3D Line has not received any notice by the expiration of the Response Period, then ViewRay shall be deemed to have advised 3D Line not to proceed.

(c) 3D Line may request amendments to Attachment 1 to effect changes in the Specifications if necessary to respond to difficulties encountered in achieving the technical objectives of the Program. If 3D Line wishes to make a Change Request, it shall notify ViewRay of the requested change and provide ViewRay with a Change Control Document and the provisions of Section 2.4(a)-(b) shall apply.

2.5 Success Criteria; Commercial Supply. (a) If the 60-Leaf MLCs delivered pursuant to Section 2.1(a)(iv) conform to the Specifications and are the subject of ViewRay Acceptance, then (i) ViewRay shall purchase its initial [***] 60-Leaf MLCs from 3D Line and (ii) for a period of five (5) years from the date ViewRay takes delivery of [***] 60-Leaf MLCs from 3D Line, ViewRay will provide 3D Line with a right of first offer to supply ViewRay’s requirements for 60-Leaf MLCs on the terms and conditions to be set forth in a Supply Agreement to be negotiated, executed and delivered by the parties after the Effective Date (the Supply Agreement). Attached hereto as Attachment 2 is a term sheet that sets forth certain of the terms that the parties have agreed will be incorporated into the Supply Agreement. Upon execution and delivery by the parties of the Supply Agreement, the Supply Agreement shall supersede all of the terms and provisions of Attachment 2.

(b) If the 60-Leaf MLCs delivered pursuant to Section 2.1(a)(ii) do not conform to the Specifications or if ViewRay and 3D Line determine during the course of the Program that the results of the Program are unsatisfactory; which determination shall be made with reference to the prospects for realizing 60-Leaf MLCs that meet the Specifications then in each case they may mutually agree to terminate the Program under Section 9.2(b). If the parties do not agree with respect to termination of the Program, they shall resolve such dispute using the procedure specified in Section 10.2(a)-(b).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3. QUALITY ASSURANCE; SUPPORT

3.1 Manufacturing Practices; Testing. 3D Line shall manufacture the 60-Leaf MLCs supplied pursuant to Section 2.5 and the Supply Agreement in accordance with mutually agreed quality standards and the Specifications. 3D Line will install and maintain effective quality control systems, conduct quality assurance testing and keep comprehensive statistical process control records conforming to (1) reasonable standards provided or approved by ViewRay and reasonably comparable to such process or processes conducted by ViewRay at its factory for its own MRI products; (2) appropriate best industry practices, including the then applicable Quality System Regulations of the U.S. Food and Drug Administration (“FDA”) under 21 C.F.R. Part 820 or comparable regulations of any other any supra-national, regional, national, state, or local regulatory agency or authority that has authority to grant registrations, authorizations, approvals, licenses or clearances (collectively, Regulatory Approvals) necessary for the commercial manufacture, distribution, marketing, promotion, sale, use, importation, or export of the 60-Leaf MLCs by 3D Line (each, including the FDA, a “Regulatory Authority”) that apply to the manufacture of the 60-Leaf MLCs by 3D Line (“Applicable GMP”); and (3) other reasonable requirements set forth herein.

3.2 Regulatory Approvals. ViewRay will have sole responsibility and authority for obtaining and maintaining Regulatory Approvals of the ViewRay Systems, including the 60-Leaf MLCs (and all improvements or variations to the 60-Leaf MLCs developed during the term of this Agreement), including without limitation obtaining and maintaining Regulatory Approvals from the FDA or other Regulatory Authority necessary for the commercial distribution and sale of the ViewRay System incorporating the 60-Leaf MLCs by ViewRay. All regulatory filings with the FDA or any other Regulatory Authority relating to the ViewRay System incorporating the 60-Leaf MLCs will be made in the name of ViewRay or its designee if so required under applicable law, and ViewRay will be responsible for maintaining the Device Master Record and the Device History Record and the Design History File for the ViewRay System incorporating the 60-Leaf MLCs. 3D Line will cooperate with ViewRay’s efforts to obtain and maintain Regulatory Approval for the ViewRay System incorporating the 60-Leaf MLCs, including by maintaining Device Master Records and Device History Records for the 60-Leaf MLCs and by providing ViewRay and the FDA or other Regulatory Authority with: (i) such information and assistance as ViewRay may reasonably request regarding the 60-Leaf MLCs including the right to cross reference all clinical, safety and other data and information arising from the 3D Line development activities in regulatory filings for 3D Line’s MRI devices and (ii) design, manufacturing and other data which is reasonably required for support of the ViewRay 510K filing, and 3D Line will comply with all applicable regulatory requirements (including without limitation design controls, change controls, manufacturing and quality systems and Applicable GMP) reasonably necessary to obtain regulatory approval of the ViewRay System incorporating the 60-Leaf MLCs and maintain compliance with the ongoing supply of the 60-Leaf MLCs (including all improvements or variations to the 60-Leaf MLCs developed by 3D Line during the term of this Agreement).

3.3 Quality Assurance Inspections. (a) During regular business hours and upon reasonable advance notice and in a manner that does not disrupt or interfere with the business of 3D Line, 3D Line will permit ViewRay and its agents to inspect the facilities of 3D Line and provide access to 3D Line’s manufacturing quality control documentation and regulatory files related to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the 60-Leaf MLCs to the extent necessary for, and for the sole purpose of, assessing 3D Line’s compliance with any applicable regulations of a Regulatory Authority associated with the ViewRay System incorporating the 60-Leaf MLCs (including Applicable GMP requirements). As a condition of provision to ViewRay of access to 3D Line’s facilities and documentation, all information obtained by ViewRay as a result of such access will be 3D Line Confidential Information for purposes of this Agreement. 3D Line may require any employee or agent of ViewRay seeking access to 3D Line’s facilities under this Section 3.3(a), as a condition to such access, to execute a standard confidentiality agreement with 3D Line under which such agent agrees to treat information disclosed during such inspection as the Confidential Information of 3D Line under terms and conditions no less restrictive than the terms contained in Section 5.2.

(b) 3D Line will allow representatives of the FDA or any other applicable Regulatory Authority to tour and inspect or audit the facilities utilized by 3D Line in the manufacture of such 60-Leaf MLCs and will cooperate with such representatives in all reasonable respects. 3D Line will promptly provide ViewRay notice of all inspections of 3D Line’s facilities by inspectors of the FDA or any other Regulatory Authority reasonably related to 3D Line’s performance under this Agreement or the subject matter of this Agreement and will permit ViewRay to attend such inspections unless otherwise restricted by the FDA or other Regulatory Authority, or applicable law. 3D Line will provide ViewRay with copies of any FDA Form 483 notices of adverse findings, regulatory letters or similar writings it receives from any Regulatory Authority setting forth adverse findings or non-compliance with applicable laws, regulations or standards relating to the 60-Leaf MLCs supplied by 3D Line hereunder as soon as is reasonably practicable following receipt thereof but in all events within five (5) days following its receipt thereof unless a shorter time period is specified for the provision of such notice under applicable law, and of 3D Line’s written response to such Regulatory Authority as soon as is reasonably practicable following the submission thereof but in all events within five (5) days following its submission thereof unless a shorter time period is specified for the provision thereof under applicable law.

(c) If an inspection pursuant to Section 3.3(a) reveals that the facilities used to manufacture 60-Leaf MLCs do not satisfy the requirements above in all material respects, then ViewRay will promptly provide to 3D Line written notice of such fact, which notice will contain in reasonable detail the deficiencies found in the manufacturing facilities and, if practicable, those steps ViewRay believes 3D Line should undertake in order to remedy such deficiencies. 3D Line will remedy such deficiencies within a reasonable period of time after receipt of such written notice.

(d) 3D Line will maintain manufacturing quality documentation, including records of 3D Line’s 60-Leaf MLC tests in accordance with the applicable regulations of the applicable Regulatory Authorities. 3D Line will certify that 60-Leaf MLCs supplied to ViewRay under this Agreement were manufactured and tested in accordance with applicable Specifications and regulatory requirements. ViewRay may request copies of such certification documents as part of the inspections permitted under Section 3.3(a) to the extent that they relate to the 60-Leaf MLCs incorporated into ViewRay Systems.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e) 3D Line will comply with Applicable GMP requirements in its manufacturing of the 60-Leaf MLCs. Prior to shipping any 60-Leaf MLCs, 3D Line will carry out the 60-Leaf MLCs tests specified in the applicable Specifications on each 60-Leaf MLCs. If a 60-Leaf MLCs or any part of a 60-Leaf MLCs fails to meet the Specifications, the 60-Leaf MLCs will be repaired or replaced by 3D Line as set forth in Section 4.3 and the relevant test will be repeated until such 60-Leaf MLCs passes such test requirements. No 60-Leaf MLCs will be shipped to ViewRay or its designee without passing all tests specified in the Specifications. All tests, repair/rework and retests must be documented in the production history.

(f) Each 3D 60-Leaf MLCs supplied to ViewRay is to carry a unique serial number traceable to its dated production and quality history records, and shipping record for purposes of any needed problem investigations or quality trending. Serial numbers may not be used twice.

3.4 Recalls. (a) ViewRay will provide 3D Line with ViewRay’s standard operating procedures (“SOPs”) as to recalls. If either party becomes aware of information about any 60-Leaf MLC indicating that it may not conform to the applicable Specifications, or that there are potential issues regarding safety or accuracy of results of 60-Leaf MLC, it will promptly so notify the other party. The parties will promptly confer to discuss such circumstances and to consider appropriate courses of action, which courses of action will be consistent with the SOPs. ViewRay will have the right to initiate, and will bear all costs associated with, a recall, withdrawal, or field correction of the 60-Leaf MLC for any reason, whether or not requested or ordered by any Regulatory Authority; provided that ViewRay may proceed against 3D Line pursuant to Section 6.3 if such recall, withdrawal, or field correction of the 60-Leaf MLC is the direct result of (i) any breach by 3D Line of its duties under the Agreement or (ii) 3D Line’s negligence or willful misconduct.

(b) With respect to any recall, withdrawal, or field correction of a 60-Leaf MLCs incorporated into a ViewRay System, including 60-Leaf MLCs delivered for incorporation into such systems, ViewRay or its designee will make all contacts with the FDA and other Regulatory Authorities, and will be responsible for coordinating all of the necessary activities in connection with such recall, withdrawal, or field correction. ViewRay and 3D Line will coordinate any statements to customers and the media, including, but not limited to, press releases and interviews for publication or broadcast except as otherwise required by applicable law to assure patient safety, and neither party will issue any such statements without consulting with the other. The parties will reasonably cooperate with each other in the conduct of such activities and will perform any acts reasonably requested by the other party to facilitate the recall, withdrawal or field correction. Each party will keep the other party informed of progress and in relation to all material decisions or actions such party undertakes pursuant to this Section 3.4(b).

(c) Each party will promptly (within 2 working days) notify the other party in writing of any event or complaint that gives rise or could give rise to the need to file a Medical Device Report (an “MDR”) within the meaning of the Federal Food, Drug and Cosmetic Act of 1941, as amended (the “Act”) or similar adverse event report under the laws or regulations administered by any Regulatory Authority (collectively, an “AER”), with respect to any 60-Leaf MLC or the manufacture, distribution or use thereof in accordance with the MDR regulation, 21 C.F.R. Part 803 or similar regulations covering AER’s. Each such written notice will be Confidential

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Information under this Agreement. If an AER is required to be issued for any 60-Leaf MLC sold hereunder, ViewRay will bear the costs and expenses of and will be responsible for all corrective actions associated with such AER but may proceed against 3D Line pursuant to Section 6.3 if such AER is the direct result of (i) any breach by 3D Line of its duties under the Agreement or (ii) 3D Line’s negligence or willful misconduct.

4. PROPRIETARY RIGHTS

4.1 3D Line Licenses. (a) 3D Line hereby grants to ViewRay and ViewRay hereby accepts, a non-exclusive, non-transferable, worldwide, royalty-free license to use the Deliverables and the 3D Line Intellectual Property (if any) embodied in the Deliverables solely for purposes of (i) performing ViewRay’s obligations under the Program and (ii) developing ViewRay Systems and delivering services to ViewRay’s customers in the Field.

(b) ViewRay may grant non-exclusive, non-assignable sublicenses (without the right to further sublicense) of its rights under Section 4.1(a) to ViewRay’s third party contractors, consultants, and equipment manufacturers as necessary for ViewRay’s development, production, marketing, distribution and sale of ViewRay Systems and services subject to the requirement that ViewRay obtains each sublicensee’s agreement to utilize the 60-Leaf MLCs only in a manner consistent with the terms of this Agreement that provide for the preservation of the 3D Line Intellectual Property Rights. ViewRay shall not be relieved of its obligations under this Agreement as a consequence of such sublicenses. ViewRay shall maintain a schedule of all sublicensees and shall provide the same to 3D Line upon request.

(c) Except as provided under Section 4.1(a)-(b), ViewRay shall not: (i) lease, rent, sublicense, sell, assign, convey or transfer the 60-Leaf MLCs to, or otherwise permit use of the 60-Leaf MLCs or any 3D Line Intellectual Property Rights by or for any third party.

4.2 Reservation of Rights . (a) This Agreement does not convey to ViewRay any ownership rights in any portion of any 3D Line Intellectual Property Rights, but constitutes only a license to use the 3D Line Intellectual Property Rights (if any) as embodied in the Deliverables in accordance with all of the terms of this Agreement. Title to the 3D Line Intellectual Property Rights, and the right to grant licenses to use the 3D Line Intellectual Property Rights, shall at all times remain vested in 3D Line. Title to all other Confidential Information supplied to ViewRay by 3D Line and all copies of all or any portion thereof, and all proprietary and Intellectual Property Rights embodied therein, including without limitation copyrights and trade secret rights, shall remain vested in 3D Line at all times.

(b) This Agreement does not convey to 3D Line any ownership rights in the ViewRay products or services or any ViewRay Intellectual Property Rights embodied therein by implication, estoppel or otherwise. Title to all such products and services and the ViewRay Intellectual Property Rights embodied therein shall at all times remain vested in ViewRay.

(c) Title to and ownership of all materials developed by 3D Line in the course of performing the Program pursuant to Section 2 or in the course of providing services to ViewRay pursuant to Section 4.3 and all Intellectual Property Rights embodied therein shall remain vested in 3D Line (and such 3D Line Intellectual Property Rights shall be subject to the license granted under Section 4.1(a) during the course of the Program and, in the event and to the extent the parties enter into the Supply Agreement contemplated by Section 2.5, such 3D Line Intellectual Property Rights shall be subject to the license granted under Section 4.1(a)).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5. CONFIDENTIALITY

5.1 Publicity. Neither party will issue any press release or make any other statement, written or oral, to the public, relating to this Agreement and the transactions contemplated by this Agreement that has not previously been approved in writing by the other party. Nothing in this Section 5.1 shall prohibit a party from making such disclosures to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange. In such event, however, the disclosing party shall use good faith efforts to notify and consult with the other party prior to such disclosure and, where applicable, shall diligently seek confidential treatment to the extent such treatment is available under applicable securities laws. Each party may provide a copy of this Agreement or disclose the terms of this Agreement: (a) to any finance provider in conjunction with a financing transaction, if such finance provider agrees to keep the terms of this Agreement confidential, (b) to enforce its rights under this Agreement, or (c) to any legal, accounting, business or financial advisor of such party.

5.2 Confidentiality. (a) Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement. All Confidential Information of a disclosing party will be received and held in confidence by the receiving party, subject to the provisions of this Agreement. Each party acknowledges that, except for the rights expressly granted under this Agreement, it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of separate written agreement(s).

(b) Each party will restrict disclosure of the other party’s Confidential Information to those of its employees and consultants to whom it is necessary or useful to disclose such Confidential Information in connection with the purposes permitted under this Agreement. Each party shall use reasonable efforts, including at least efforts commensurate with those employed by the party for the protection of its own Confidential Information, to protect the Confidential Information of the other party.

(c) Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information of the other party in response to a court order or other legal proceeding requesting disclosure of same; provided, the party that receives such order or process provides prompt notice to the disclosing party before making any disclosure (to the extent possible) and permits the disclosing party to oppose or narrow such request for disclosure and supports any of the disclosing party’s reasonable efforts to oppose such request (at disclosing party’s expense), and only to the extent necessary to comply with such request. Disclosure of Confidential Information pursuant to this Section 5.2(c) will not alter the character of that information as Confidential Information hereunder.

(d) Either disclosing party may at any time notify the receiving party that such receiving party must return to the disclosing party the disclosing party’s Confidential Information. Each receiving party hereby agrees to, within thirty (30) days of such notification: (i) return all

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documents and tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the other party’s Confidential Information; and (ii) return or certify (in a writing attested to by a duly authorized officer of such party) destruction of all copies, summaries, modifications or adaptations that such party or its employees or agents have made from the materials provided by the disclosing party; provided, however, that a party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder.

6. REPRESENTATIONS AND WARRANTIES.

6.1 Authorization; Enforceability. Each of ViewRay and 3D Line represents and warrants to the other party that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such party’s obligations under any other agreement; (c) it has duly executed and delivered this Agreement; and (d) it is authorized to disclose any and all Confidential Information made available to the other party pursuant to this Agreement.

6.2 60-Leaf MLC Warranty. (a) 3D Line warrants to ViewRay that all 60-Leaf MLCs supplied to ViewRay pursuant to Section 2.5 and the Supply Agreement shall: (i) for a period of [twelve (12)] months from the date of acceptance by the ViewRay customer but not more than [twenty four (24)] months from the date of shipment by 3D Line to ViewRay, conform to the Specifications, and (ii) be manufactured, labeled, packaged, stored and tested (while in the possession or control of 3D Line) in accordance with the Specifications and the applicable laws and regulations in relation to the manufacture and testing of the 60-Leaf MLCs (including all FDA and ISO requirements). This warranty does not apply to any non-conformity of the 60-Leaf MLCs resulting from misuse, mishandling or storage in an improper environment in each case by any party other than 3D Line or its agents.

(b) 3D Line warrants to ViewRay that all 60-Leaf MLCs shall be delivered free and clear of all liens and encumbrances.

6.3 Remedy. In the event any 60-Leaf MLCs purchased by ViewRay from 3D Line fail to conform to the warranty set forth in Section 6.2, 3D Line shall, at 3D Line’s option, repair or replace the 60-Leaf MLCs. ViewRay shall notify 3D Line of any such nonconformity and return the applicable 60-Leaf MLC in accordance with Section 2.5 and the Supply Agreement. It is understood and agreed that the remedy set forth in this Section 6.3 shall not limit either party’s other remedies at law or equity, including a party’s remedies with respect to third party claims arising pursuant to Sections 7.2-7.3.

6.4 Disclaimer. (a) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTIONS 6.1-6.2, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING, WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY MATTER WHATSOEVER, INCLUDING BUT NOT LIMITED TO, THE 60-LEAF

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MLCS. WITHOUT LIMITING THE FOREGOING AND EXCEPT AS SPECIFICALLY SET FORTH HEREIN, 3D Line DOES NOT WARRANT THAT THE DELIVERABLES, OR ANY COMPONENT OR ELEMENT THEREOF ARE OR WILL BE ERROR FREE OR WILL MEET VIEWRAY’S OR ANY THIRD PARTY’S REQUIREMENTS.

(b) THE REPRESENTATIONS AND WARRANTIES OF EACH OF 3D Line AND VIEWRAY EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 7.2-7.3.

(c) VIEWRAY ACKNOWLEDGES THAT 3D LINE MAY USE COMPONENTS FROM THIRD PARTY MANUFACTURERS IN 60-LEAF MLCS FOR WHICH 3D Line HAS NEITHER DESIGN AUTHORITY OVER NOR RIGHTS TO MANUFACTURE AND THAT 3D LINE ITSELF DISCLAIMS AND MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO SUCH THIRD PARTY COMPONENTS. To the extent permitted by 3D Line’s agreements with such third party component suppliers, 3D Line agrees to use Commercially Reasonable Efforts to transfer, pass through, and/or otherwise make available directly to ViewRay any and all warranties and indemnity protections covering such components that such component suppliers provide or make available to 3D Line. With respect to those third party component suppliers that are subject to agreements that do not permit 3D Line to pass through warranties and indemnity protections covering such components, 3D Line agrees to use Commercially Reasonable Efforts to enforce such warranties and indemnity protections directly against such supplier in the event that ViewRay identifies a warranty breach with respect to such third party supplier component.

7. RISK ALLOCATION

7.1 Limitation of Liability. EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 7.2-7.3 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER THE PARTIES HAVE ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

7.2 Indemnification of ViewRay. Subject to the provisions of Section 7.4, 3D Line will defend, indemnify, and hold harmless ViewRay and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, each a “ViewRay Indemnified Party”) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys’ fees of ViewRay Indemnified Party(ies) (collectively, “Losses”) arising from any third party claim or proceeding against the ViewRay Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on: (a) a third party assertion that the 60-Leaf MLCs infringe any third party Intellectual Property Rights; or (b) a third party allegation of product liability or personal injury arising from or relating to a manufacturing defect by 3D Line with respect to the 60-Leaf MLCs. The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any ViewRay Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

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7.3 Indemnification of 3D Line. Subject to the provisions of Section 7.4, ViewRay will defend, indemnify, and hold harmless ViewRay and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, each an “3D Line Indemnified Party”) from and against any Losses arising from any third party claim or proceeding against the 3D Line Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on: (a) any third party allegation of infringement of third party Intellectual Property Rights, where such claim is based upon the combination, operation or use of the 60-Leaf MLCs with non-3D Line technology and/or products in a manner not expressly contemplated by this Agreement if such claim of infringement would have been avoided but for such combination, operation or use; or (b) any third party allegation of product liability or personal injury arising from or relating to the 60-Leaf MLCs or other ViewRay products or services (other than due to a manufacturing defect by 3D Line with respect to the 60-Leaf MLCs). The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any 3D Line Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

7.4 Procedure. To receive the benefit of indemnification under Section 7.2 or Section 7.3, the ViewRay Indemnified Party or 3D Line Indemnified Party, as applicable, must: (a) promptly notify the party from whom indemnification is sought (each, an “Indemnifying Party”) of any claim or proceeding; provided, that failure to give such notice shall not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party’s consent. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor.

8. TERM AND TERMINATION

8.1 Term. This Agreement shall take effect as of the Effective Date and shall remain in effect until the fifth (5th) anniversary of the Effective Date (the “Term”), unless sooner terminated in accordance with Section 2.5 or Section 8.2. Thereafter, the parties will negotiate mutually acceptable terms for the renewal of this Agreement.

8.2 Termination. (a) During the term of the Program, either party may terminate the Program and this Agreement upon thirty (30) days written notice to the other party if the other party commits a material breach of this Agreement, unless such breach is cured within the thirty (30) day notice period, or if such breach is not capable of being cured within thirty (30) days unless such party during such thirty (30) day period initiates actions reasonably expected to cure

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the breach and thereafter diligently proceeds to cure the breach. Except for termination by 3D Line based upon non-payment by ViewRay of amounts due under this Agreement for which 3D Line may terminate the Program or this Agreement upon fifteen (15) days notice unless such nonpayment breach is cured within such 15-day period, termination of the Program pursuant to this Section 8.2(a) shall not result in termination of this Agreement except as otherwise provided in Section 8.2(c).

(b) The parties may also terminate the Program at any time in accordance with the procedure specified in Section 2.5; and the parties may terminate this Agreement at any time by mutual agreement.

(c) Following completion of the Program and, with respect to matters not directly related to the Program at any time during or following completion of the Program, either party may terminate this Agreement upon sixty (60) days written notice to the other party if the other party commits a material breach of this Agreement (other than non-payment by ViewRay of amounts due under this Agreement, for which 3D Line may terminate this Agreement upon fifteen (15) days notice unless such nonpayment breach is cured within such 15-day period), unless such breach is cured within the sixty (60) day notice period, or if such breach is not capable of being cured within sixty (60) days unless such party during such sixty (60) day period initiates actions reasonably expected to cure the breach and thereafter diligently proceeds to cure the breach.

(d) The disadvantaged party (as defined in Section 9.14) shall have the right to terminate this Agreement upon thirty (30) days notice if a Force Majeure condition has prevented performance by the other party for more than sixty (60) consecutive days or an aggregate one hundred twenty (120) days in any 12-month period.

8.3 Effect of Termination. (a) Upon termination of the Program pursuant to Section 8.2(a) or Section 8.2(b): (i) 3D Line will terminate all Program tasks then in process in an orderly manner, as soon as practical and in accordance with a schedule agreed to by ViewRay and 3D Line; (ii) 3D Line shall deliver to ViewRay the Deliverables completed through the wind-down activities described in Section 8.3(a)(i) or a reasonably-detailed written report describing the results of the Program up to the date of such termination; and (iii) ViewRay shall pay 3D Line any monies due and owing 3D Line as of the time of termination for work that has been completed.

(b) Upon any termination (including expiration) of this Agreement, each party shall return to the other party or certify in writing to the other party that it has destroyed all documents and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party; provided, however, that a party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder.

(c) Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination. Either party’s liability for any uncontested charges, payments or expenses due to the other party that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date.

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8.4 Survival. Sections 1, 2.1, 4-7, 8.3(and the Sections of this Agreement referenced therein), 8.4 and 9 shall survive any termination or expiration of this Agreement.

9. GENERAL PROVISIONS.

9.1 Governing Law. This Agreement shall be governed and construed in accordance with the internal, substantive laws of New York, to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction.

9.2 Dispute Resolution . (a) Any claim, controversy, action, cause of action, suit, or litigation (“Action”) between the parties arising in whole or in part under or in connection with this Agreement or the subject matter hereof, which claim would, but for this Section 9.2(a), be submitted to arbitration under Section 9.2(b) in accordance with the procedures set forth in Section 9.2(b), will, before such submission to arbitration, first be escalated to the Chief Executive Officer of 3D Line and the Chief Executive Officer of ViewRay for resolution. They will use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed and if they fail to resolve the dispute within thirty (30) days after either party notifies the other of the dispute, and do not mutually agree to extend the time for negotiation, then the dispute will be submitted to arbitration in accordance with the procedure set forth in Section 9.2(b).

(b) Except with respect to Actions by either party seeking equitable or declaratory relief , any Action arising in whole or in part under or in connection with this Agreement or the subject matter hereof that is not resolved pursuant to Section 9.2(a) will be referred to and finally resolved by arbitration in accordance with the Rules of the International Chamber of Commerce (the “Rules”) as such Rules may be modified by this Agreement, by one arbitrator, who will be agreed upon by the parties. If the parties are unable to agree upon a single arbitrator within thirty (30) days following the date arbitration is demanded, three arbitrators will be used, one selected by each party within ten (10) days after the conclusion of the 30-day period and a third selected by the first two within 10 days thereafter. Unless the parties agree otherwise, they will be limited in their discovery to directly relevant documents. Responses or objections to a document request will be served twenty (20) days after receipt of the request. The arbitrator(s) will resolve any discovery disputes. Arbitration proceedings may be commenced by either party by notice to the other party. Unless otherwise agreed by the parties, all such arbitration proceedings will be held in [London], England, provided that proceedings may be conducted by telephone conference call with the consent of the parties and the arbitrator(s). The arbitrator(s) will apply the law of New York. The arbitrator(s) will only have the authority to award actual money damages (with interest on unpaid amounts from the date due) and, except with respect to a breach or nonperformance of any provision of this Agreement relating to Confidential Information, the arbitrator(s) will not have the authority to award indirect, incidental, consequential, exemplary, special or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitrator(s) also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance.

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The award of the arbitrator(s) shall be the sole and exclusive remedy of the parties. Judgment on the award rendered by the arbitrator(s) may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator(s). The arbitration will be of each party’s individual claims only, and no claim of any other party will be subject to arbitration in such proceeding. The costs and expenses of the arbitration, but not the costs and expenses of the parties, will be shared equally by the parties. If a party fails to proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties and the arbitrator(s) will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute. Judgment on the award granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the parties or any of their respective assets. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein.

(c) Nothing in this Section 9.2 will prevent a party from resorting to judicial proceedings if: (i) interim relief from a court is necessary to prevent serious and irreparable injury to such party; or (ii) litigation is required to be filed prior to the running of the applicable statute of limitations. The use of any alternative dispute resolution procedure will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party.

9.3 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

9.4 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between ViewRay and 3D Line do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates.

9.5 Assignment . Neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party; provided, that either party may assign this Agreement without the consent of the other party to an Affiliate or in connection with any merger, acquisition, or sale a majority of such party’s voting stock or a sale of substantially all such party’s assets; provided, further that in each instance the assignee expressly assumes all obligations imposed on the assigning party by this Agreement in writing and the other party is notified in advance of such assignment. Any purported assignment in violation of this Section 9.5 shall be null and void.

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9.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.7 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or sent by internationally recognized overnight courier (such notice sent by courier to be effective two (2) Business Days after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party.

9.8 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

9.9 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

9.10 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

9.11 Entire Agreement. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof, including the 2007 Agreement. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party.

9.12 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

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9.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be accepted as original signatures, orders may be transmitted electronically and any document created pursuant to this Agreement may be maintained in an electronic document storage and retrieval system, a copy of which shall be considered an original.

9.14 Force Majeure. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation created by this Agreement is caused by acts of God, wars (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), revolution, civil commotion, acts of public enemy, labor strikes (other than employees of the affected party), terrorism, embargo or acts of government in its sovereign capacity (“Force Majeure”), the “affected party” will, after giving prompt notice to the “disadvantaged party,” be excused from such performance on a day-to-day basis during the continuance of such prevention, restriction, or interference (and the disadvantaged party will likewise be excused from performance of its obligations on a day-to-day basis during the same period), provided, however, that the affected party will use its best efforts to avoid or remove the causes of nonperformance and both parties will proceed immediately with the performance of their obligations under this Agreement whenever the causes are removed or cease. If Force Majeure conditions continue for more than 60 consecutive days or an aggregate 120 days in any 12-month period, then the disadvantaged party may terminate this Agreement in accordance with Section 9.2(d).

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9.15 Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives intending it to take effect as an instrument under seal as of the Effective Date.

	VIEWRAY INCORPORATED		3D LINE MEDICAL GmbH

By	/s/ James F. Dempsey	By	/s/ Roman Harmansa
	James F. Dempsey, Chief Scientic Officer		Roman Harmansa, Chief Executive Officer

	Notice Address:		Notice Address:
	ViewRay Incorporated		3D Line Medical GmbH
	Suite 200, 2000 Auburn Drive		Schonbrunner Strasse 2, D-90592
	Beachwood, Ohio 44122		Schwarzenbruck, Germany
	Attn: CSO		Attn: CEO
	Phone: [***]. .		Phone:

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CONFIDENTIAL

Chagrin Highlands Center

2000 Auburn Drive, Suite 200

Cleveland OH 44122

CONFIDENTIAL

THE VIEWRAY, INC.

Renaissance System 1000

60 Leaf Specification Document

THE FUTURE OF RADIOTHERAPY

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CONFIDENTIAL

Chagrin Highlands Center

2000 Auburn Drive, Suite 200

Cleveland OH 44122

Specifications for the 60 Leaf Multi-Leaf Collimater (MLC)

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Attachment 2

Commercial Supply Agreement

Summary of Terms

Product:	60-Leaf MLC (Product) conforming to the Specifications attached as Attachment 1 to the Amended and Restated Joint Development and Supply Agreement (Specifications).

Forecasts:	At least 6 months before expected commercial launch date, ViewRay shall provide 3D Line with a monthly forecast of orders for Product for the 12 month period beginning on the expected commercial launch date. After delivery of the initial forecast, the forecast will be updated on a monthly basis. The quantities of Product for calendar month(s) 1-3 of each forecast will be firm; the quantities of Product for the remaining 9 months of each Forecast will be non-binding estimates for planning purposes only.

Orders:	ViewRay shall enter into a binding purchase order for Product forecast for the calendar quarter beginning on the date 3 months after the date of such purchase order. No order shall be binding on 3D Line until accepted by 3D Line. 3D Line shall accept all orders within the forecast delivered at least 3 months before the order.

Cancellation:	ViewRay shall indemnify 3D Line for direct and actual costs incurred in connection with any binding purchase order cancelled by ViewRay.

Obligation to Supply:	3D Line shall fill each binding order on a timely basis. The parties shall discuss appropriate remedies if 3D Line is unable to fulfill any binding purchase order. The remedies shall include securing alternative sources of supply at no additional cost to ViewRay.

Transfer Price:	ViewRay shall pay 3D Line for supply of Product the transfer price established by the parties pursuant to Section 2.2(c) of the Amended and Restated Joint Development and Supply Agreement. The transfer price shall be subject to annual adjustment based upon changes in the applicable 3D Line costs.

Shipping:	All shipments will be made via common carrier, FCA (Incoterms 2000) to a port agreed by both parties. ViewRay shall pay all customs, duties and other governmental charges relating to the importation and sale of the Product, if any.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Acceptance/Rejection:	Each shipment of Product from 3D Line to ViewRay shall contain such quality control certificates as are necessary to show that the Product is in conformity with the Specifications. ViewRay shall nogify 3D Line within [30] days of the receipt of a shipment of any non-conformity of the Product to the Specifications. ViewRay shall not be required to pay 3D Line for any Product that is properly rejected. ViewRay shall notify 3D Line in writing of its rejection, shall request an RMA number and shall, within [30] days of receipts of the RMA number, return a sample of the rejected Product, freight prepaid and properly insured, along with a reasonably detailed statement of the claimed efect and proof of date of purchase. 3D Line shall replace any Product that is defective. 3D Line shall return to ViewRay replacement product (together with reimbursement of the shipment charges for return of properly rejected Product). Any dispute regarding whether rejection of Product is proper will be resolved by the parties and if they cannot mutually agree shall be referred to a mutually acceptable independent expert whose decision shall be binding.

Specifications:	3D Line shall be responsible for providing and maintaining any necessary documentation, certificates of analysis and test results, for each Product as described in Section 4 of the Amended and Restated Joint Development and Supply Agreement.

Warranty:	3D Line will warrant the Product supplied to ViewRay as described in Section 7.2-7.4 of the Amended and Restated Joint Development and Supply Agreement.

Risk Allocation:	Standard limitations of liability and insurance requirements. Each party shall indemnify the other for losses arising from material breaches of obligations under the Supply Agreement and negligence or intentional misconduct in performing obligations under the Supply Agreement (unless caused by the indemnitee’s negligence, intentional misconduct or breach). 3D Line shall provide product liability coverage to ViewRay for Product for manufacturing defects; ViewRay shall provide product liability coverage for the ViewRay System.

Term; Termination:

(a) The Supply Agreement shall have an initial term of [7] years. The parties shall at least 12 months before the end of the term confer regarding a renewal of the Supply Agreement and if either party does not intend to renew it will provide the other party with notice at least 9 months before the end of the term.

(b) Either party may terminate the Supply Agreement upon 90 days notice if the other party breaches any material obligations under the Supply Agreement that have not been cured, unelss within such 90 day period the breaching party delivers a plan to cure its breach within a timeframe that is reasonably prompt in light of prevailing circumstances.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Upon any termination or expiration of the Supply Agreement, ViewRay will have the right to continue to sell all unsold Products that are in its possession or that are subject to an open purchase order as of the effective dates of such termination or expiration. In addition, 3D Line will continue to supply ViewRay with Product for a period of 12 months after expiration or termination to wind-down the supply of Product for ViewRay from 3D Line, provided that if termination was effected by 3D Line as a result of ViewRay’s material breach then ViewRay will promptly pay all sums due 3D Line as of the date of termination.

(d) Upon expiration or termination of the Supply Agreement, ViewRay’s licenses under Section 5.1 of the Amended and Restated Development and Supply Agreement shall survive.

Supply Agreement:	The Supply Agreement shall have the terms stated above plus standard representations and warranties, standard covenants and clauses re product handling, inventory management, survival, risk management, independent status, etc.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.